Exhibit 99.1

Microsoft Appoints Kevin Turner as Chief Operating Officer

Company hires Wal-Mart executive to join executive leadership team.

REDMOND, Wash. — Aug. 4, 2005 — Microsoft Corp. today announced the appointment of Kevin Turner to the role of chief operating officer. Turner, 40, will be responsible for the strategic and operational leadership of Microsoft’s sales, marketing and service professionals on a global basis as well as the company’s fulfillment and IT operations. Turner most recently served as president and chief executive officer of SAM’S CLUB, a warehouse club operation with over $37 billion in annual sales, and executive vice president of Wal-Mart Stores Inc., where he was responsible for all operations for SAM’S CLUB locations in the United States. Before that, Turner served as executive vice president and chief information officer for Wal-Mart, a role in which he oversaw all information systems operations for the company worldwide.

“I am extremely excited to have Kevin join Microsoft’s executive leadership team, where we will benefit immensely from his experience, proven record of success and passion for technology,” said Steve Ballmer, CEO of Microsoft. “More than ever, Microsoft’s growth opportunities abound as a result of our strong product innovation pipeline. Kevin’s leadership of global technology, sales, marketing and services will help ensure we harness this potential and fully realize the growth opportunities before us.”

“I appreciate all of the opportunities that Wal-Mart has provided to me during my 19-year career there and I’m thrilled to bring that experience to Microsoft. As the global software leader, Microsoft offers limitless opportunities,” said Turner. “I’ve worked with Microsoft for years as a customer and when you look at the incredible lineup of innovative products and technologies Microsoft is poised to deliver over the next couple of years, it is a very exciting place in which to contribute and work to change the world.”

Turner’s first day at Microsoft will be Sept. 8. Kevin Johnson, current group vice president of worldwide sales, marketing and services at Microsoft, will work closely with Turner to ensure a smooth transition, during which Johnson will continue in his role through Microsoft’s fiscal quarter ending Sept. 30. Following the transition, Johnson will be named to a new senior executive role, the details of which will be announced within the next 30 days.

Johnson has led Microsoft’s worldwide sales, marketing and services organization for more than three years. Under his leadership, Microsoft has experienced record revenue based on strong growth across many business groups including Windows®, Office and Windows Server System™. At the same time, Johnson has dramatically improved customer satisfaction with Microsoft products and services.

“Over the past 13 years Kevin Johnson has had an immense impact on the success we have realized at Microsoft. Under his leadership of our sales and marketing group, Microsoft has grown revenues by more than $7 billion in the past three years alone,” Ballmer said. ”As he is one of Microsoft’s strongest executives, I look forward to further applying Kevin’s leadership in a very exciting capacity to be announced in the near future.”

“I welcome Kevin Turner to Microsoft and look forward to ensuring a smooth transition as he takes on what is one of the best jobs at Microsoft — leading the finest group of sales, marketing and service professionals in the information technology industry,” Johnson said. “At the same time, I’m looking forward with great excitement to my next opportunity at Microsoft.”

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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Microsoft, Windows and Windows Server System are either registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries.

The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

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